P R E S S
BARNWELL INDUSTRIES, INC.	R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2011

HONOLULU, HAWAII, May 11, 2011 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported net losses of $1,463,000 ($0.18 per share – diluted) and $378,000 ($0.05 per share – diluted) for the three and six months ended March 31, 2011, respectively, due primarily to a doubling in the Company’s stock price from December 31, 2010 to March 31, 2011 which led to $1,631,000 and $1,700,000 non-cash increases in stock appreciation rights expense for the three and six months ended March 31, 2011, respectively.  No tax benefits were estimated to be derived from these stock appreciation rights expenses.   In the comparative prior year periods Barnwell Industries, Inc. reported net earnings of $1,490,000 ($0.18 per share – diluted) and $3,442,000 ($0.42 per share – diluted) for the three and six months ended March 31, 2010, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are pleased that our stock price has increased significantly and still believe it is undervalued, however, the increase in stock appreciation rights expense previously mentioned together with a $311,000 non-cash reduction in the carrying value of assets, no leasehold land revenues, a decline in natural gas prices and production, and increased oil and natural gas operating costs due to repairs and maintenance costs incurred at our principal property and other older properties brought about a loss in the current quarter as compared to net earnings in the prior year’s quarter.  Partially offsetting these declines were a non-recurring $1,326,000 gain from third-party drilling royalty credits purchased during the current quarter as compared to no such credits purchased during the same period of the prior year, a 14% increase in oil prices, and a 6% increase in net oil production in the current quarter as compared to last year’s quarter.

“The loss for the six months ended March 31, 2011 was due primarily to the increase in stock appreciation rights expense previously mentioned together with lower leasehold land sales and lower natural gas prices and net production which decreased 21% and 4%, respectively, over the prior year period.  Net earnings for the prior year’s six months also included an income tax benefit of $1,252,000 due to a change in tax law enacted in November 2009; there was no such income tax benefit in this year’s six months.  Partially offsetting these declines were the non-recurring $1,326,000 drilling royalty credit gain referred to above, an 11% increase in oil prices, and a 6% increase in net oil production in the current period as compared to last year’s six month period ended March 31, 2010.

“We are pleased to report that the Company’s credit facility with a Canadian bank, which is only two-thirds utilized, has been renewed through April 2012 with no change to the amount of the facility, and that the Company has refinanced its real estate loan, which was utilized for the acquisition of four residential lots and the construction of two homes at Kaupulehu, to a seven year adjustable rate mortgage with a new US bank.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,”  “believes,”  “predicts,”  “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should, or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

	COMPARATIVE OPERATING RESULTS
	(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenues	$9,281,000	$9,760,000	$20,600,000	$22,925,000

Net (loss) earnings attributable to Barnwell Industries, Inc.	$(1,463,000)	$1,490,000	$(378,000)	$3,442,000

Net (loss) earnings
per share – basic	$(0.18)	$0.18	$(0.05)	$0.42

Net (loss) earnings
per share – diluted	$(0.18)	$0.18	$(0.05)	$0.42

Weighted-average shares
and equivalent shares outstanding:
Basic	8,277,160	8,277,160	8,277,160	8,270,518

Diluted	8,277,160	8,277,160	8,277,160	8,270,518